                                                                     EXHIBIT 2.1
                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                   -----------------------------------------

          THIS AGREEMENT (this "Agreement"), dated as of this 12th day of
                                ---------
October, 2001, is made by and among PENNER & WELSCH, INC., a Louisiana corporation (hereinafter "Seller") in its capacity as a Chapter 11 Debtor and/or
                          -----
in its corporate capacity under the Plan of Reorganization, confirmed by the U.S. Bankruptcy Court for the Eastern District of Louisiana, Case No. 00-15681 "B", and DISCOUNT RX, INC., a Louisiana corporation, or its designee, or other successful bidder (hereinafter "Buyer"), pursuant to the Bidding Procedures
                                -----
attached to the Disclosure Statement Under Plan of Reorganization.

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

          1.1  Purchase and Sale. In consideration of the Purchase Price
               -----------------
(hereinafter defined) and subject to the terms and conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller will sell to Buyer and Buyer will purchase from Seller all of the assets (real and personal, tangible and intangible), properties and business of Seller as a debtor-in-possession, as the same are more specifically set forth in Section 1.2 hereof.
                                            -----------

          1.2  Definitions; Purchased Assets.
               -----------------------------

          1.2.1  Definitions. For purposes of this Agreement, the following
                 -----------
terms have the meanings set forth below:

     "Affiliates" means each shareholder, director, officer and employee of
      ----------
Seller, the family members, and any director, officer or employee of any corporation, partnership or other entity in which Seller, any family member of the Seller, or any director or officer of Seller has any financial interest or is a controlling person, as that term is used in connection with the federal securities laws, if such person or entity has, or in the past had, a contractual relationship with or is transacting, or has in the past transacted, business with Seller.

     "Assumed Contracts" means those contracts of the Seller that Buyer has
      -----------------
specifically agreed to assume, as set forth in Exhibit 1.
                                               ---------

     "Bankruptcy Court" means the United States Bankruptcy Court for the Eastern
      ----------------
District of Louisiana or such other court having jurisdiction over the Reorganization Case or any part thereof.

     "Bankruptcy Case" means that case entitled In re Penner and Welsch, Inc.,
      ---------------
currently pending in the United States Bankruptcy Court for the Eastern District of Louisiana and bearing case number 00-15681 "B".

     "Common Stock" means the  Section 144 common stock of DrugMax, Inc., a
      ------------
publicly traded company, traded on the Nasdaq SmallCap Market under the symbol DMAX, which is restricted as described herein, each share having a par value of $0.001, and each share of which is entitled to one vote on all matters.

     "Excluded Assets" means the assets, properties and rights of Seller owned
      ---------------
or used in the conduct of Seller's business which are not included in the Purchased Assets and which are more particularly described in Section 1.4
                                                              -----------
hereof.

     "Excluded Contracts" means any and all contracts of the Seller that are not
      ------------------
specifically listed as an "Assumed Contract" in Exhibit 1.
                                                ---------

     "Generally Accepted Accounting Principles" or "GAAP" means such principles,
      ----------------------------------------      ----
applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a "consistent basis" means that accounting
                                      ----------------
principles observed in the current period are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

     "LLC Lease" means that certain lease agreement dated July 20, 2000, for the
      ---------
property and structures located at 802 Short Street, Kenner, Louisiana, 70062 (as evidence by Exhibit 2) between Gregory Johns Real Estate LLC and the Seller relating to the Warehouse owned by such LLC which is currently used by the Seller in the duration of its business.

     "Laws" means, without limitation, all foreign, federal, state and local
      ----
laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

     "Operating Assets" means the assets, properties and rights of Seller owned
      ----------------
or used in the conduct of Seller's business.

     "Plan" means the Reorganization Plan, filed by the Seller and confirmed by
      ----
the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

          1.2.2     Overview of Purchased Assets. The assets to be purchased are
                    -----------------------------
all of Seller's Operating Assets, properties and rights (real and personal, tangible and intangible) owned or used in the conduct of its business as of the Closing Date except for those assets which are Excluded Assets or which have since been sold, transferred or disposed of in the ordinary and regular course of business (hereinafter collectively referred to as the "Purchased Assets"),
                                                          ----------------
which shall be sold to Buyer free and clear of any and all liens, claims, interests, or encumbrances under and pursuant to Section 363 of the Bankruptcy Code, and pursuant to the Plan. The Purchased Assets shall include, without limitation, the following at the Closing Date:

           (a)  Equipment. All of Seller's machinery, equipment, furniture,
                ---------
     fixtures, telephone numbers (toll-free and others) and other personal property and all of Seller's fixed assets, as listed in Exhibit 3.
                                                             ---------
           (b)  Accounts Receivable. All of Seller's trade notes receivable (and
                -------------------
     security therefor), accounts receivable and all other receivables of any other kind.

           (c)  Records. All of Seller's books, financial and business records,
                -------
     insurance policies and any claims and credits thereunder.

           (d)  Inventory. All inventories and other supplies pertaining to
                ---------
     Seller's operations on hand or at third party premises or in transit including raw materials, work in process and finished goods, and including any rights of Seller to warranties received from suppliers.

           (e)  Intellectual Property. All of Seller's interests and rights to
                ---------------------
     all United States and foreign registered, pending and common law, trade names, service marks, trademarks, domain names and logos, including the name Penner & Welsch, Inc., all of the good will of the Seller's business associated therewith, all United States and foreign issued and pending patents, all United States and foreign copyrights, whether or not registered, rights of publicity, franchises and all technology rights and licenses, including computer software, ( including but not limited to that which is set forth in Exhibit 4 ) and all proprietary know-how, trade
                           ----------
     secrets, inventions, discoveries, developments, research, and formulas, whether or not patentable, and all other proprietary information or property relating to Seller's current business or business prospects and any improvements, updates, enhancements or modifications related to any of the foregoing (hereinafter collectively referred to as "Intellectual
                                                             ------------
     Property Assets").
     ---------------

           (f)  Other Intangibles. All of Seller's right, title and interest in
                -----------------
     and to franchises, licenses, permits, options and any inventions, developments and ideas.

           (g)  Assumed Contracts. All of Seller's rights and privileges arising
                -----------------
     from the contracts specifically listed in Exhibit 1.
                                               ---------

      1.3 Confirmation of Assets Excluded From Purchased Assets.  The parties
          -----------------------------------------------------
parties hereto acknowledge and agree that the Purchase Price (hereinafter defined) has been calculated, and is being paid, based on the agreement and understanding that the Purchased Assets do not include the Excluded Assets. The Excluded Assets are Buyer's cash on hand and on deposit as of the Closing Date, shares of DrugMax, Inc. common stock currently owned by Seller, and the shares of DrugMax, Inc. Common Stock to be received as part of the Purchase Price.


     1.4 Payment of the Purchase Price for the Purchased Assets.  Subject to
         ------------------------------------------------------
the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Purchased Assets free and clear of all liens, claims, encumbrances, interests and security interests, Buyer agrees to pay to Seller the following Purchase Price in a combination of cash and two-year restricted DrugMax, Inc. Common Stock plus the amount set forth herein for the acquisition of the Inventory and Accounts Receivable as follows:

                    (a)  $ 200,000 in cash, and

                    (b) The number of shares of Common Stock to be delivered to Seller on the Closing Date shall be equal to $750,000 which number of shares shall be calculated by dividing $750,000 by the five-day average closing price of the Common Stock during the five trading days preceding the Closing Date. The five-day average closing price of the Common Stock during the five trading days preceding the Closing Date shall hereinafter be referred to as the "Per Share Purchase Price." The Buyer shall cause its affiliate, DrugMax, Inc., to issue the Common Stock to Seller or it's the designee on at Closing.

                    (c) The value to be paid for the Accounts Receivable shall be calculated as follows:

                         (i)     Accounts Receivable :

                         (I)     85% of book value for 0-30 day receivables;

                         (II)    65% of book value for 31-60 day receivables;

                         (III)   50% of book value for 61-90 day receivables;
                                 and

                         (IV)    0% of book value for 90+ day receivables.

                    (d) The value to be paid for the Inventory shall be calculated as follows:

                         (I)     70% of book value for brand name products;

                         (II)    50% of book value for generic products; and

                         (III) 0% of book value for obsolete products referred to as "morque" items.

                    (e) The value of the Fixed Assets shall be calculated as follows:

                         (I)     10% of book value for computer software;

                         (II)    10% of original cost for furniture and
                                 fixtures; and

                         (III) 0% for all other fixed assets, including leasehold improvements, leased equipment, and computers.

               1.5 Schedule of Purchased Assets. At Closing, the Seller will
                   ----------------------------
deliver to Buyer a schedule of all of the Purchased Assets, which may be in the form of a depreciation schedule, including (a) all of Seller's accounts and notes receivable (and the face amounts thereof) which are outstanding on the Closing Date; (b) machinery, equipment, furniture, fixtures, telephone numbers (toll-free and others) and other personal property and Seller's fixed assets and the values thereof; (c) all inventories and other supplies pertaining to Seller's operations on hand or at third party premises or in transit including raw materials, work in process and finished goods, and including any rights of Seller to warranties received from suppliers and the values thereof; (d) all of Seller's books, financial and business records, insurance policies and any claims and credits thereunder; and
(e) all of Seller's right, title and interest in and to franchises, licenses, permits, options and any inventions, developments and ideas, and values thereof. The Schedule of Purchased Assets will be attached to this agreement as Exhibit
                                                                       -------
3. All accounts and notes receivable listed on Exhibit 3 delivered at the
                                               ---------
Closing will constitute valid claims against third parties not affiliated with Seller arising in the ordinary course of business of Seller.

          1.6 Product Claims and Returns. Seller shall be responsible for
              ---------------------------
customer claims relating to services rendered by Seller prior to the Closing Date, and customer claims relating to, or returns of, products of Seller sold and shipped by Seller prior to the Closing Date or in the finished goods inventory of Seller as of the Closing Date.

          1.7 Excluded Contracts.  Seller shall be responsible and shall retain
              ------------------
all payment obligations, if any, for all liabilities arising under each of the Excluded Contracts.

                                    ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, as follows:

          2.1 Corporate Organization, etc.  Seller is a corporation duly
              ---------------------------
organized, validly existing and in good standing under the laws of the state of Louisiana, which filed for relief under Chapter 11 of the Bankruptcy Code on September 13, 2000 and has been operating as a debtor-in-possession since that date pursuant to 11 U.S.C. (S)(S) 1107 and 1108.

          2.1.1 Bankruptcy Court Authorization.  Seller has received authority
                ------------------------------
to consummate this Agreement and sell the Purchased Assets free and clear of all liens, claims and encumbrances pursuant to 11 U.S.C. (S)(S) 363 and 365 and pursuant to the Order of the Bankruptcy Court Confirming the Debtor's Plan of Reorganization.

          2.2   No Violation. Seller is not subject to or obligated under any
                ------------
article or certificate of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by Seller's execution, delivery and performance of this Agreement. Seller will comply with all applicable Laws in connection with their execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          2.3   Governmental Authorities. Seller is not required to submit any
                ------------------------
notice, report or other filing with, and no consent, approval or authorization is required, by any governmental or regulatory authority in connection with their execution, delivery, consummation or performance of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor any "Ultimate Parent Entity" (as defined
                                             ----------------------
in 16 C.F.R. (S) 801.1(a) (1988)) of Seller immediately prior to the transactions contemplated hereunder is a person that has total assets or annual net sales of $10,000,000 or more within the meaning of 15 U.S.C. Section 18a.

          2.4      True and Complete Copies.  Buyer has been provided true,
                   ------------------------
accurate and complete copies of all Contracts. Copies of all additional agreements and documents delivered and to be delivered hereunder by Seller are and will be true and complete copies of such agreements and documents. All written summaries of oral agreements will be true and complete.

          2.5      Title and Related Matters. Seller has good and marketable
                   -------------------------
title to all Purchased Assets including, without limitation, the Equipment, Accounts Receivable, Records, Personal Property, Inventories, Intellectual Property Assets, Other Intangibles, Assumed Contracts, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character. Seller owns or leases, directly or indirectly, all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of Seller as presently conducted.

          2.6      Intellectual Property. Exhibit 4 contains a complete and
                   ---------------------  ---------
accurate list and summary description of all U.S. and foreign registered, pending and common law, trade names, service marks, trademarks, domain names and logos, all U.S. and foreign issued and pending patents, all U.S. and foreign copyrights, whether or not registered, and any rights of publicity, franchises and technology rights and licenses, including computer software, owned by or licensed to Seller. Seller represents and warrants that Seller is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property Assets (as defined in Section 1.2.2(f)), other than the rights of licensor under any license agreements identified in Exhibit 5, and has
                                                              ---------
good and marketable title to the Intellectual Property Assets free and clear of all royalty obligations, security interests, liens and encumbrances. Seller does not unlawfully or wrongfully use or possess any Intellectual Property Assets and did not misappropriate the Intellectual Property Assets from another
person or entity.   Seller's use of the Intellectual Property Assets does not
conflict with or infringe upon the rights of any third party and no such claim of infringement or violation has been threatened or asserted or is pending against Seller, itsend- end-user customers, licensees or licensors.
Furthermore, no product, including final and intermediate products, made, imported, offered for sale, sold or distributed by Seller, or service provided by Seller, violates any license or infringes any intellectual property rights of any third party. The Seller is unaware that any of the foregoing claims or demands by any third party will be, or is likely to be made, or of any fact or circumstance that could reasonably give rise to any such claim or demand.
Seller has not entered into any agreement, license, release, or order that restricts the right of Seller or Buyer to exploit the Intellectual Property Assets in any way. The execution, delivery and performance of this Agreement by Seller does not and will not violate any security agreement, indenture, order, or other instrument to which Seller is a party or by which it or any of its assets is bound. The Intellectual Property Assets are valid and enforceable and Seller have taken all necessary steps to ensure the validity and enforceability of the Intellectual Property Assets. Seller has the exclusive right to use all Intellectual Property Assets used in, or necessary for, the operation of the business as currently conducted. Each Intellectual Property Asset owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date hereunder.

          2.7      Warranties.  Except as set forth in Exhibit 5, to be provided
                   ----------                          ---------
at Closing, there are no claims existing or threatened under or pursuant to any warranty, whether expressed or implied, on products or services sold by Seller and the Balance Sheet reserves, if any, for anticipated claims are adequate to cover any such claims. Exhibit 5 includes a copy of the form of all written
                        ---------
warranties furnished by Seller to purchasers of any product since January 1, 1995.

          2.8      Insurance.  Exhibit 6, to be provided at Closing, lists and
                   ---------   ---------
includes copies of all certificates of coverage regarding all of Seller's existing insurance policies, the premiums therefor and the coverage of each policy. Such policies and the amount of coverage and the risks insured are, in the aggregate, sufficient to protect and insure Seller against perils, which good business practice demands be insured against or which are normally insured against by other industry members similarly situated. Seller will ensure that all of Seller's existing insurance policies will remain in full force and effect until the expiration of such policy, obtaining applicable riders or tails in order to transfer such policies to Buyer.

          2.9      Disclosure.  No representation or warranty made by Seller in
                   ----------
this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Buyer, by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains any untrue statement of fact or omits to state a fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

          2.10     Investment Representations and Covenants.
                   ----------------------------------------

          2.10.1 Seller understands that the Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant to Section 4(2) of the Securities Act under the Securities Act and applicable state securities laws, and that the reliance of the Buyer, and its affiliate, DrugMax, Inc., a Nevada corporation ("Parent"), on such exemptions is predicated in part on the Seller's representations, warranties, covenants and acknowledgments set forth in this Section.

          2.10.2 Seller represents and warrants that it is an "accredited investor" as defined under the Securities Act and applicable state "Blue Sky" laws.

          2.10.3 Seller represents and warrants that the Common Stock to be acquired by Seller upon consummation of the transactions described in this Agreement will be acquired by Seller for Seller's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, except as contemplated in this Agreement, and that Seller will not distribute any of the Common

Stock in violation of the Securities Act. All Common Stock shall bear a restrictive legend in substantially the following form:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

     "THESE SECURITIES ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS SET FORTH IN AN ASSET PURCHASE AGREEMENT BETWEEN DISCOUNT RX, INC. AND THE REGISTERED HOLDER OR ITS PREDECESSOR IN INTEREST, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR DISPOSITION IN CONFLICT WITH THE ASSET PURCHASE AGREEMENT IS VOID AND OF NO LEGAL FORCE, EFFECT OR VALIDITY WHATSOEVER."

     In addition, the Common Stock shall bear any legend required by the securities or "Blue Sky" laws of any state where Seller resides as well as any other legend deemed appropriate by the Buyer or its counsel. Seller further acknowledges the transfer limitations imposed by Section 6.6 of this Agreement.
                                                 -----------

          2.10.4 The principal residence of Seller is in the State of Louisiana.

          2.10.5 Seller (i) acknowledges that the Common Stock issued to Seller at the Closing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Common Stock made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that Rule 144 is not currently available for use for resale of any of the Common Stock to be acquired by Seller upon consummation of the transactions described in this Agreement.

          2.10.6 Seller represents and warrants to the Buyer that Seller, either alone or together with the assistance of Seller's own professional advisor, has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of Seller's investment in any of the Common Stock to be acquired by Seller upon consummation of the transactions described in this Agreement.

          2.10.7 Seller confirms that it has had the opportunity to ask questions of and receive answers from the Buyer and Parent concerning the terms and conditions of its investment in the Common Stock, and it has received to its satisfaction, such additional information, in addition to that set forth herein, about the Parent's and the Buyer's operations and the terms and conditions of the offering as they have requested.

          2.10.8 Seller agrees that after the Closing it will not sell or otherwise transfer or dispose of Common Stock or any interest therein (unless such shares have been registered under the Securities Act) without first complying with Section 6.2 of this Agreement and either of the following
               -----------
conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by Seller:

                 (i) the Buyer and Parent shall have received a written legal opinion from Seller's legal counsel, which opinion and counsel shall be satisfactory to the Buyer and Parent in the exercise of their reasonable judgment, or a copy of a "no-action" or interpretive letter of the Securities and Exchange Commission, specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any applicable bankruptcy laws or the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

                 (ii) the Buyer and Parent shall have received an opinion from their own counsel to the effect that the proposed transfer will not be in violation of any applicable bankruptcy laws or the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller, as follows:

          3.1      Corporate Organization, etc.  Buyer is a corporation duly
                   ---------------------------
organized, validly existing and in good standing under the laws of the State of Nevada.

          3.2      Authorization, etc.  Buyer has full corporate power and
                   ------------------
authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized the execution and delivery of this Agreement and the transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby.

          3.3      No Violation.  Buyer is not subject to or obligated under any
                   ------------
certificate of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by its execution, delivery or performance of this Agreement. Buyer will comply with all Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          3.4      Governmental Authorities.  Buyer is not required to submit
                   ------------------------
any notice, report or other filing with and no consent, approval or authorization is required by any governmental or regulatory authority in connection with Buyer's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                              COVENANTS OF SELLER

     Except as otherwise consented to or approved by Buyer in writing, Seller covenants and agrees that from the date hereof through the Closing Date (or such other time frame as set forth hereinafter) Seller shall act as follows:

          4.1  Consents and Approvals.  Seller will use all necessary means at
               ----------------------
its disposal to obtain on or prior to the Closing Date all consents and approvals necessary to the consummation of the transactions contemplated hereby, including without limitation the consents of each of the Seller's secured creditors to the transactions contemplated by this Agreement.

          4.2  Breach of Agreement. Seller will not take any action, which, if
               -------------------
taken prior to the Closing Date, would constitute a breach of this Agreement.

          4.3  Fulfillment of Conditions.  Seller shall satisfy each condition
               -------------------------
to the obligations of Buyer contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfullfilment of any such condition.

                                   ARTICLE V

                           NON-COMPETITION AGREEMENT

                                   ARTICLE II

          5.1  Non-competition Agreement.  The agreement of Discount Rx, Inc. to
               -------------------------
purchase the Purchased Assets is subject to and conditioned upon the execution by Penner & Welsh, Inc. and Gregory Johns, individually, of a Non-Competition Agreement substantially in the form of Exhibit 10. However, Discount Rx, Inc.
                                       ----------
may waive this condition.

                                   ARTICLE VI

                                OTHER AGREEMENTS

     Buyer and Seller covenant and agree that:

          6.1  Agreement to Defend.  In the event any action, suit, proceesing
               -------------------
or investigation of the nature specified in Section 7.3 or Section 8.2 hereof is
                                            -----------    -----------
commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

          6.2  Transfer of Shares and Redemption.
               ---------------------------------

                         (a) Seller further agrees not to transfer the Subject Shares for a period of two years from the date hereof (the "Lock-Up Period").

                    (a) At any time during the Lock-Up Period, the Buyer may, at its sole option and expense, redeem any or all of the Subject Shares for a price per share equal to 120% of the Per Share Purchase Price by delivering written notice to Seller of its desire to do so, along with the applicable redemption price in cash.

                    (b) Until such time as Buyer has exercised its redemption option pursuant to this Section 6.2, Seller shall be entitled to vote
                                  -----------
          such shares and to receive any and all dividends and proceeds relating to same, subject to subparagraph (a) and (b) above.

                                  ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

          Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer:

                 7.1  Representations and Warranties; Performance.  The
                      -------------------------------------------
representations and warranties made by Seller herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

                 7.2  Consents and Approvals; Payoff Letters. All consents from
                      --------------------------------------
     and filings with third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on Seller's financial condition or business shall have been obtained and delivered to Buyer. Without limiting the generality of the foregoing, Seller shall have obtained and delivered to Buyer the written consent of each creditor (the "Secured Creditors") required to deliver the Purchased Assets to Buyer free and clear of any liens, claims, securities interests or encumbrances at the Closing. In addition, Seller shall have obtained and delivered to Buyer, as applicable, any and all "payoff letters" from the Secured Creditors which shall state that upon the payment by the Seller of a sum certain amount at the Closing Date, all amounts owed by the Seller to such creditors will be extinguished.

                 7.3  No Proceeding or Litigation.  No action, suit or
                      ---------------------------
     proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against Seller or Buyer or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

               7.4  Successful Bidder.  Unless Discount or DrugMax is the
                    -----------------
     successful bidder for the Purchased Assets of the Debtor, River Road Real Estate LLC, will have no obligation to purchase any assets of Gregory Johns Real Estate, LLC, and there may be insufficient funds to pay off Hibernia National Bank and Discount Rx, Inc., which may result in the Debtor's Plan being unable to become effective. However, should the sale of the Purchased Assets go forward, River Road Real Estate LLC has obtained a commitment to fund a substantial portion of the $1,650,000 purchase price of the purchase price for the immovable property and improvements described on Exhibit 2.
                                                                    ---------

               7.5  Other Documents. Seller will furnish Buyer with such other
                    ---------------
     and further documents and certificates of Seller's officers and others as Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

               7.6  Final Order Confirming Plan. Buyer has the right to refuse
                    ---------------------------
     to close on this agreement prior to the date that the Order of the Bankruptcy Court Confirming the Debtor's Plan of Reorganization becomes a final order, not having been appealed within 10 days of the entry of the order, pursuant to 28 U.S.C. (S) 158(a) and Bankruptcy Rule 8002. A copy of the Order Confirming the Debtor's Plan of Reorganization shall be attached hereto as Exhibit 9.
               ---------

               7.7  Other Agreements. The Agreements described in Article VI
                    ----------------
shall have been entered into and delivered.

               7.8  Reports. Seller shall have furnished Buyer with an Inventory
                    -------
     Report and a Receivables Report signed and dated by the Buyer and Seller as of the Closing Date.

                                 ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

       Each and every obligation of Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Seller:

          8.1  Representations and Warranties; Performance.  The representations
               -------------------------------------------
and warranties made by Buyer herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

          8.2  No Proceeding or Litigation.  No action, suit or proceeding
               ---------------------------
before any court or any governmental or regulatory authority shall have been commenced, or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against Seller, Buyer, or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

          8.3  Payment. The payment(s) described in Section 1.5 shall have been
               -------                              -----------
made.

          8.4  Other Agreements.  The agreements described in Article VI shall
               ----------------
have been entered into and delivered.

                                   ARTICLE IX

                                    CLOSING

          9.1  Closing.  Unless this Agreement shall have been terminated or
               -------
abandoned pursuant to the provisions of Article X hereof, a closing (the "Closing") shall be held on such date (the "Closing Date") mutually agreed upon
 -------                                    ------------
at such place or places as Buyer shall designate.

          9.2  Deliveries at Closing.
               ---------------------

                    (a) At the Closing, Seller shall transfer and assign to Buyer all of the Purchased Assets and the other agreements, certifications and other documents required to be executed and delivered by the parties hereunder at the Closing shall be duly and validly executed and delivered.

                    (b) At and after the Closing, Seller shall have the right to review and obtain copies of any financial records of Seller, in the possession of Buyer, necessary for the preparation of Seller's tax returns, and Buyer agrees to retain such records until the statute of limitations pertaining to the final tax returns filed by Seller expires, and Buyer shall have the right to review and obtain copies of the minute book, stock book and stock register of Seller.

                    (c) At the Closing, Seller shall deliver to Buyer (i) a bill of sale substantially in the form of Exhibit 7, (ii) such assignments,
                                               ---------
     deeds and other conveyances in form reasonably satisfactory to counsel for Buyer, and (iii) all third party consents and releases as may be appropriate or necessary to effect the transfer to Buyer of the property and rights as contemplated herein.

                    (d) At the Closing, Seller shall deliver to Buyer an opinion of Seller's counsel in the form of Exhibit 8, that the Debtor's
                                                ---------
     deeds and Plan of Reorganization have been filed, approved, and confirmed in accordance with law and that, as of the Closing Date, Seller's counsel knows of no adverse claims or impediments to Closing, the consequence of which could result in dissolution or impairment of the transactions contemplated herein.

                    (e) From time to time after the Closing, at Buyer's request and without further consideration from Buyer, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of any assets or property to be sold, conveyed, transferred and delivered hereunder. In addition, Seller shall obtain and deliver any and all third-party consents and UCC termination statements and other documents and to take such other action as

     Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of any assets or property to be sold, conveyed, transferred and delivered hereunder. Without limiting the foregoing, Seller shall endorse, assign and deliver any funds received after closing, which are due Buyer hereunder or held at the time of Closing in Seller's bank's lock box or accounts, to Buyer, without recourse, and all such funds received by Seller shall be for the benefit of Buyer.

                    (f) From time to time after the Closing, at Seller's request and without further consideration from Seller, Buyer shall execute and deliver such stock certificates and take such other action as Seller reasonably may require to convey, transfer to and vest in Buyer ownership over the shares of Common Stock being issued to Seller pursuant hereto. Provided that all such shares shall be subject to the provisions of Section
                                                                         -------
     6.2 of this Agreement.
     ---
          9.3  Name Change.  Upon the Closing, Seller shall change its name to
               -----------
another name different from its present name and do such other things as shall be necessary or desirable to permit Buyer to assume and use the name "PENNER & WELSCH, INC." and use all other names utilized by Seller in operating its business as an ongoing concern.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

          10.1 Methods of Termination.  This Agreement may be terminated and the
               ----------------------
transactions herein contemplated may be abandoned at any time (notwithstanding approval by the Board of Directors of Buyer):

               (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before the Closing Date by reason of the failure of Seller to have satisfied any material condition precedent under Article 7 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing, if the Closing shall not have occurred on or before the Closing Date by reason of the failure of Buyer to have satisfied any material condition precedent under Article 8 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

          10.2 Procedure Upon Termination.  In the event of termination and
               --------------------------
abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and
                        ------------
shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) each party will upon request redeliver all documents and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (b) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as the parties may have otherwise previously agreed; and

               (c) each party shall bear its own expenses, except as the parties may have otherwise previously agreed.

                                   ARTICLE XI

                                    REMEDIES

          11.1 Remedies of Buyer Upon Termination. Notwithstanding anything else
               ----------------------------------
herein to the contrary, in the event that Discount Rx, Inc. is not the successful bidder for the Purchased Assets, and termination of this Agreement occurs, Discount RX, Inc. is entitled to all of the right and remedies as set forth in the Management Agreement, the Letter of Intent dated September 13, 2000, and the Debtor-In-Possession Financing and Security Agreement.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          12.1 Amendment and Modification.  Subject to applicable law, this
               --------------------------
Agreement may be amended, modified and supplemented only by written agreement of Seller and Buyer.

          12.2 Waiver of Compliance; Consents.  Any failure of Seller on the one
               ------------------------------
hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.
                                                ------------

          12.3 Expenses.  Except as otherwise agreed, each party will pay its
               --------
own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein.

          2.2 amount.

          12.4 Notices.  Any notice, request, consent or communication
               -------
(collectively a "Notice") under this Agreement shall be effective only if it is
                 ------
in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as follows:

               (a)  If to Seller:

                    Gregory Michael Johns, President
                    PENNER & WELSCH, Inc.
                    10016 River Road
                    St. Rose, LA 70087
                    Telephone:  504-471-0745
                    Telecopier: 504-471-0001


       in each case with a copy to:


                    Douglas S. Draper
                    Heller, Draper, Hayden, Patrick & Horn, LLC
                    2500 Poydras Center
                    650 Poydras Street
                    New Orleans, LA 70130
                    Telephone:  504-568-1888
                    Telecopier  504-522-0949

                    and

               (b)  If to Buyer to:

                    William L. LaGamba, Chief Executive Officer
                    Discount Rx, Inc.
                    12505 Starkey Road, Suite A
                    St. Petersburg, Florida
                    Telephone:  727-533-0431
                    Telecopier: 727-531-1280

       with copies to:

                    Gregory C. Yadley, Esq.
                    Shumaker Loop & Kendrick
                    101 East Kennedy Boulevard, Suite 2800
                    Tampa, Florida 33672
                    Telephone:  813-229-7600
                    Telecopier: 813-229-1660

                    John M. Duck, Esq.
                    Adams & Reese
                    4500 One Shell Square
                    New Orleans, LA  70139

                    Telephone:  504-585-0226
                    Telecopier: 504-466-0210

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

          12.5 Assignment.  Except as provided in the Bidding Procedures, this
               ----------
Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Seller without the prior written consent of Buyer.

          12.6 Governing Law; Dispute Resolution.
               ---------------------------------

               (a) This Agreement shall be governed by the laws of the state of Louisiana (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the state of Louisiana) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

          12.7 Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.8 Neutral Interpretation.  This Agreement constitutes the product
               ----------------------
of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

          12.9 Headings.  The article and section headings contained in this
               --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.10 Entire Agreement.  This Agreement, which term as used throughout
                ----------------
includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including without limitation the Agreement for Purchase and Sale of Assets dated August 14, 2000 between the parties hereto.

          12.11 Purchase Price Proceeds.  Seller agrees to apply the entire
                -----------------------
Purchase Price to the satisfaction of the Seller's liabilities.

          12.12 Third-Party Beneficiary Rights.  Nothing expressed or implied in
                ------------------------------
this Agreement is intended or shall be construed to confer upon or give any person, firm, corporation or other entity, other than the parties hereto any rights or remedies under or by reason of this agreement.

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove set forth.


                                        SELLER:

                                        PENNER & WELSCH, INC.


                                        By:   /s/ Gregory Michael Johns
                                             ----------------------------------
                                        Name: Gregory Michael Johns
                                        Title:President

                                        BUYER:

                                        DISCOUNT RX, INC.


                                        By:   /s/ William LaGamba
                                             ----------------------------------
                                        Name:  William LaGamba
                                        Title: Chief Executive Officer

                                    JOINDER
                                    -------

     DrugMax, Inc., a Nevada corporation, hereby joins in the Agreement for the limited purpose of agreeing to the issuance of its shares pursuant to the provisions of Section 1.5.
              -----------



                                        DRUGMAX, INC.


                                        By: /s/ William LaGamba
                                          ----------------------------------
                                        Name:  William LaGamba
                                        Title: Chief Executive Officer

                             SCHEDULE OF EXHIBITS
                                      TO
                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                   -----------------------------------------



Exhibits                                   Title
--------                                   -----

        Exhibit 1        Schedule of Contracts Assumed by Discount Rx, Inc.
        Exhibit 2 Lease between Gregory Johns Real Estate, LLC and Penner & Welsch, Inc.
        Exhibit 3        Schedule of Purchased Assets
        Exhibit 4        Schedule of Intellectual Property Rights
        Exhibit 5        Warranties and Claims Under Warranties
        Exhibit 6        Schedule of Insurance
        Exhibit 7        Bill of Sale
        Exhibit 8        Opinion of Seller's Counsel
        Exhibit 9        Order Confirning the Debtor's Plan Reorganization
        Exhibit 10 Non-competition Agreement between Discount Rx, Inc. and Gregory Johns and Penner & Welsch, Inc.